Exhibit 21

NATIONAL HOLDINGS CORPORATION

September 30, 2020

The following is a list of subsidiaries of the company as of September 30, 2020, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Subsidiary Name	State of Incorporation	Percentage of Voting Securities Owned
National Securities Corporation	Washington	100%
National Asset Management, Inc.	Washington	100%
National Insurance Corporation	Washington	100%
National Tax and Financial Services, Inc.	Delaware	100%
GC Capital Corporation	Delaware	(1)
Prime Financial Services, Inc.	Delaware	(1)(2)
Winslow Evans & Crocker, Inc.	Massachusetts	100%
Winslow Evans & Crocker Insurance Agency, Inc.	Massachusetts	100%
Winslow Financial, Inc.	Massachusetts	100%
United Advisors, LLC	New Jersey	100%
United Advisor Services, LLC	New Jersey	100%
Financial Services International Corporation	Washington	100%

(1)	Indirectly wholly owned by our company, 100% owned by National Tax and Financial Services, Inc.
(2)	Operations consist solely of collecting trails on historic insurance business. All new business written under National Insurance Corporation